Exhibit 10.10

THREE PARTY EMPLOYMENT WORK CONTRACT

Made by and between:

SYNBIOTICS EUROPE, “S.A.S.” with headquarters located at #2 rue Alexander Fleming, LYON, France, represented by Mr. Paul ROSINACK, President and Chief Executive Officer of SYNBIOTICS Corporation ;

Hereafter referred as:

“SYNBIOTICS EUROPE”;

and;

SYNBIOTICS Corp. a company incorporated under US Laws which registered office in located at 11011 Via Frontera San Diego, California 92127 represented by Mr. Paul Rosinack acting as President and Chief Executive Officer of the Company ;

Hereafter referred as

“SYNBIOTICS CORP.;”

On one hand:

Mr. Serge LETERME, living at 26 rue des Monts, 69280 Sainte Consorce, social security number :160059931227511.

On the other hand:

After having stipulated that :

Mr. Serge LETERME had been previously employed by SYNBIOTICS EUROPE as of July 10, 1997, with seniority accumulated during his employment as Head of Research & Development with the company RHÔNE MERIEUX DIAGNOSTICS SAS, from which he had been transferred under provisions of article L.122-12 of French labor law.

Following, and as of November 1, 1998, he had accepted employment with SYNBIOTICS CORPORATION headquarters in SAN DIEGO, California (USA) to hold the position of Vice President, Research and Development.

The management of SYNBIOTICS CORPORATION has proposed Mr. Serge LETERME to accept the position of Director Research and Development of SYNBIOTICS EUROPE, precising that under the present organization of R&D operations, the American parent company has decided to reinforce R&D activities from the French Affiliate but with part of the R&D personnel remaining in headquarters, San Diego.

After considering the above, and in view of the expertise acquired by Mr. Serge LETERME while at SYNBIOTICS CORPORATION and of his overall knowledge of the Group, he is offered the responsibilities of Director R&D at SYNBIOTICS EUROPE, FRANCE up to 80 % of his time, and dedicate the remaining time to supervise R&D operations of SYNBIOTICS CORPORATION.

Mr. Serge LETERME accepts the new responsibilities offered to him as well as the resulting employment agreement modifications, this annex to the employment agreement already in his procession sets forth the conditions and terms under which Mr. Serge Leterme is to be employed by SYNBIOTICS EUROPE, and supersedes all prior or contemporaneous agreements and/or annex existing between the two parties.

Seniority of Mr. Serge LETERME is resumed as of July 19, 1993

ARTICLE 1—COVENANT

Mr. Serge LETERME assumes his new responsibilities with SYNBIOTICS EUROPE, as of July 1, 2002. This position will have a level 800 as stipulated under the FACOPHAR collective-bargaining agreement (“convention collective”) in effect at SYNBIOTICS EUROPE. The reference to the currently applicable collective bargaining agreement is not considered as a substantial condition of this work contract.

ARTICLE 2—DUTIES AND RESPONSIBILITIES

Mr. Serge LETERME shall perform his duties as Director Research and Development to the best interest of the company and the Group, following general strategic guidelines provided by SYNBIOTICS CORPORATION’s Board of Directors and Chief Executive Officer.

His responsibilities shall be, by their nature, upgradeable, the company reserves the right to modify and/or adapt the content of his mission in relation to organizational needs of the company and/or the Group, to respond to the competition, in relation to strategic and/or technical development.

The mission that has been entrusted to Mr. Serge LETERME shall be performed with full compliance of quality standards and commercial and financial policies defined by the Group, as well as commitments with customers and company’s partners.

It is expected of him to take full initiative, in view of his level of responsibility and professional experience, to suggest development areas, to build the R&D policy of the companies and the Group, of which he shall provide general management of SYNBIOTICS CORPORATION with the project’s guidelines in a regular basis and in general terms, to take all actions necessary to insure the success of this activity which is essential to the longstanding of the companies and the Group.

As such and therefore, he shall be a force of proposals, and demonstrate managerial qualities necessary to assure the supervision of teams under his responsibility in France as well as in the U.S.

Mr. Serge LETERME shall make sure insofar as possible to keep the companies services concerned, of his business travels and/or absences in order to allow a proper organization of the activity.

As for the perfect completion of his duties, Monsieur Serge LETERME shall remain informed SYNBIOTICS Corp. and SYNBIOTICS Europe about the advancement of his mission. Monsieur Serge LETERME shall accomplish his functions according to SYNBIOTICS Corp. and SYNBIOTICS Europe SAS interests.

ARTICLE 3—COMPENSATION—WORKING HOURS

The nature of Mr. Serge LETERME’s duties, the importance of his mission and of the responsibilities entrusted in him, which implies a broad liberty to organize and establish his time schedules, and the autonomy that Mr. Serge LETERME benefits in making decision relevant to his duties and responsibilities, makes him qualified as “senior executive” under the provisions of article L. 212-15-1 of French labor law in effect.

Consequently, Monsieur Serge LETERME shall organize his time schedule and business trips in such a manner that it will simply allow the accomplishment of his mission, in regards to customer’s demands and of needs of team colleagues under his direction, in broad terms, to allow a smooth operation of the activity as a whole. Because of his status as senior executive, Mr. Serge LETERME is entitled to a set compensation in relation to performance of his mission and not in relation to the time invested, Mr. Serge LETERME do not fall under legal labor regulations concerning working hours.

In compensation for the mission that has been entrusted to him, he will receive a set gross annual salary of 130.000 euros, divides into 12 monthly payments.

ARTICLE 4—BUSINESS EXPENSES

Monsieur Serge LETERME shall be entitled to business expenses deemed necessary in the course of his duties with reasonable limits.

These business expenses shall be reimbursed upon submission of substantiating receipts following applicable company rules in effect, which could be modified without considering it a modification to this agreement.

ARTICLE 5—COMPANY CAR

The company furnishes Monsieur Serge LETERME, particularly for the use in connection with his professional duties, a company car class D (or similar) that shall be declared as a fringe benefit. Monsieur Serge LETERME, who is authorized the use of this car for personal reasons, shall ensure compliance with governing company regulations concerning the vehicle’s maintenance and insurance.

The company declines responsibility for any parking fine and/or any other traffic fine.

ARTICLE 6—VACATION—FRINGE BENEFITS

Vacation entitlements shall be in accordance with legal and conventional dispositions.

Mr. Serge LETERME shall be entitled to all other fringe benefits available to executives of his status in the company, without abstraction from benefits resulting from systems in place, nor refusal to acquit his share of contributions (employee’s share), as these benefits and contributions exist or as they could be modified in the future as result of changes in the existing systems.

ARTICLE 7—TERMINATION COMPENSATION

In case of termination of employment by one Company or the other, – unless it is for fault or gross misconduct—Monsieur Serge LETERME is entitled to receive a dismissal indemnity equal to the greater of the indemnity which is computed according to (1) rules as set forth in the Applicable Collective Agreement or (2) the amount of six months of base salary. This amounts are not cumulative amounts. “Base salary” is defined as the average salary paid during the previous 12 months preceding the date of termination. By receiving the hereunder termination compensation by one company or the other, Monsieur Serge LETERME is totally compensated as for the breach of his employment relationships with both parties. As for the dismissal indemnity.

In case of termination of the work contract by one or the other Companies, this termination is applicable to work relationships with each company.

In case of resignation from one company or the other, this resignation will have at legal effect on each employment relationship with both entities.

ARTICLE 8—USE OF INFORMATION AND COMMUNICATION EQUIPMENT

Mr. Serge LETERME shall be expected to maintain in good working condition all property, means and equipment provided by the company for his specific use.

He agrees to make use of them in a suitable manner and in accordance with general and particular company procedures.

Secret codes provided and necessary for the use of these property, means and equipments shall be considered strictly confidential and shall not be disclosed to third parties under no circumstances.

The access and use of company data and information shall only be in connection with the professional activities of Mr. Serge LETERME.

The following actions shall be considered specially abusive or being at fault :

–	To communicate to a third party, data processing systems’ access and secret codes, to allow or facilitate their communication.

–	To attempt to obtain and/or obtain, through whatever means, the identification and secret codes of third parties.

–	To have access or try to have access to a host computer, data base, software, sites, whatever their utilization is and whoever their proprietor is, that has no connection to the missions entrusted, or/and to be illicit and/or illegal.

–	To use known information pertaining to his professional activities for fraudulent purposes.

–	To copy and/or duplicate company data, under any form whatsoever, to be diffused to third parties and/or for personal use.

–	To install and/or use in the company’s data processing system, software or computer programs that would not be in line with the best interest of the service, except if authorized in writing by general management.

In any event, the use of Internet shall not take on an abusive or faulty character.

The following actions shall be considered specially abusive or being at fault, the list not having a limitation character :

–	To connect to an Internet site of pedophile, xenophobic nature and in general, to any Internet site where the penal responsibilities of their designers and/or of their users would be at risk.

–	To play games of chance and/or gamble, licitly or illicitly, as well as performing financial speculative transactions.

–	To download information, software, photographs and/or any document, in any form or nature for unauthorized purposes.

–	To communicate confidential information without following specific protection and authorization procedures.

–	To use Internet under such conditions that would damage the company’s image and/or reputation as well as that of others, and in general, that could commit civil and penal responsibility of the user and/or of the company.

ARTICLE 9—LOYALTY-PROFESSIONAL DISCRETION AND CONFIDENTIALITY CLAUSE

Mr. Serge LETERME agrees to devote all his time and activity to the companies service.

Furthermore, he is bound by an absolute professional confidentiality during the duration and after termination of this agreement, for whatever reason.

He agrees, therefore :

–	Not to communicate directly or indirectly, and not make use for his own benefit, of information relative to company’s activities, to company’s customers, to company’s methods and structure, and projects concerning the company or tied-in companies.

–	To comply with the most absolute professional secrecy in conjunction with business conducted directly by the company or through the Group or those concluded with third parties.

–	Not to receive from a third party any remuneration or commission, without expressed authorization.

The following are considered basic company’s stipulations:

Mr. Serge LETERME agrees not to abduct company’s customers or customers of other companies with capital ties to the company, or try to abduct them, directly or indirectly, for his own profit or for the profit of a third party, and nor to lend his support in any form whatsoever for his own benefit or for the benefit of a third party.

Furthermore, all documents (files, software, correspondences, reproductions, etc.) that could be entrusted to Mr. Serge LETERME in connection with his attributions remain the company’s property and shall be return to the company in the event this agreement is terminated for any reason whatsoever.

All violation to stipulations of this agreement could result in taking legal action and termination of this agreement without neither notice nor severance compensation.

This clause defines a customer as any legal entity or natural person in contact with the company or for whom Mr. Serge LETERME would have been required to work on a permanent basis or from time to time within the framework of his company’s responsibilities.

The role of a customer is extended to affiliated companies and sub-branches of legal entities that are our direct customers.

Mr. Serge LETERME also agrees to comply with every clause of confidentiality, performance and ethics that the company could guarantee his customers and to sign any confidentiality clause specifically required from the company by a client or a potential customer.

ARTICLE 10—INFORMATIVE CLAUSE

The present responsibilities and duties of Mr. Serge LETERME requires him to work at the head office of SYNBIOTICS EUROPE in Lyon, France and shall required frequent travels abroad in connection with the performance of his mission.

This agreement is carried out mainly in France and shall be governed by and interpreted under French law. The French Jurisdiction are competent in case of litigation about interpretation and/or application of the hereunder provisions.

This Agreement shall continue until terminated by either party and such termination shall be effected following notice period provided by the applicable collective-bargaining agreement .

Delivered in Lyon, France, as of—July 1, 2002

(In three (3) original documents, one for each party)

/s/ SERGE LETERME
Mr. Serge Leterme

/s/ PAUL A. ROSINACK
SYNBIOTICS CORP.

/s/ PAUL A. ROSINACK
SYNBIOTICS Europe S.A.S